Exhibit 99.1
Home Solutions Appoints One of Largest Outside Shareholders as New Chairman and Names Interim Chief Financial Officer
Audit Committee Ends Investigation
March 25, 2008, Dallas, TX — Home Solutions of America, Inc. (Pink Sheets: HSOA), a provider of restoration, construction and interior services to commercial and residential customers, announced today the appointment of Michael J. McGrath, Jr. to its Board of Directors. Mr. McGrath, who acquired a 5.7% ownership position in the Company through open market purchases of common stock, will serve as Chairman of the Board. The former Chairman, Frank J. Fradella, will remain as a Director and President and Chief Executive Officer. Mr. McGrath has waived his right to compensation as a director.
The Company further announced that the ongoing Audit Committee investigation into related party transactions and other matters has ended. In concluding its investigation and report, the Audit Committee confirmed its support for Mr. Fradella and the current management team.
“I am pleased to welcome Mike to our management team,” said Mr. Fradella. “His confidence in the prospects for our business has been reflected through his significant purchases of our common stock.”
Mr. McGrath, is the Founder, Chairman and CEO of U.S. Mortgage Corporation (“USM”). Through its subsidiary CU National Mortgage, USM provides lending solutions to credit unions throughout the country. He is also a regional advisory board member of Fannie Mae. Prior to forming USM, Mr. McGrath was a founder, Senior Vice President and a member of the Board of Directors of West Jersey Community Bank, a publicly traded company that was purchased by Sovereign Bancorp in 1996. Mr. McGrath’s experience extends to residential and commercial lending, construction and renovation of office and industrial complexes, and all aspects of financial analysis and budgeting.
The Company also announced the appointment of James M. Grady, a Senior Director with Alvarez & Marsal (A&M), as Interim Chief Financial Officer.
Mr. Grady, through his affiliation with A&M, provides management and advisory services for public sector and corporate organizations. His primary areas of concentration are developing and implementing strategic financial and operational turnaround plans, and developing and analyzing operating budgets and financial projections. Mr. Grady has assisted clients in industries such as construction, education, mining, manufacturing, professional services and healthcare industries.
With over ten years of restructuring experience, Mr. Grady’s specific restructuring experience includes leading detailed business planning and forecasting, identifying and implementing cost reduction and performance improvement opportunities, and managing asset dispositions and balance sheet restructurings in both the public and private sectors.
On November 9, 2007, the Company filed on Form 12b-25, a notification of late filing of its quarterly report for the third quarter of 2007. On November 14, 2007, the Company announced that it would further delay the filing of the quarterly report past the extended filing deadline. On December 14, 2007, the Company announced that it and its auditors had concluded that the Company’s financial statements for the first two quarters of 2007 need to be restated and should no longer be relied upon. On March 21, 2008, the Company filed, on Form 12b-25, a notification of late filing of its Annual Report on Form 10-K for 2007. The delays arose due to the Audit Committee investigation, which has now ended. The Company is working diligently to file all required reports as soon as practicable.
About Home Solutions of America, Inc.
Home Solutions of America, Inc. is a provider of restoration, construction and interior services to commercial and residential customers. Its Fireline subsidiary is involved in providing construction services, rebuilding, catastrophic storm response and contents restoration for commercial, industrial and residential properties. Based in Tampa, Fireline is certified in multiple aspects of the restoration industry, including smoke, fire, water and mold. The Company has operations in California, Texas, Florida, Alabama, Georgia, Louisiana, Mississippi and North Carolina. Home Solutions Restoration of Louisiana, Inc., which does business as Associated Contractors (``Associated’’), is a Louisiana based commercial, industrial and residential contractor working in the governmental and private arenas. Associated has been one of the larger players in redeveloping public schools in the aftermath of Hurricane Katrina. Its clients include the State of Louisiana, the City of New Orleans, the Louisiana National Guard, the historic French Market and Louis Armstrong International Airport. For additional information, please visit the Company’s Web site at http://www.hsoacorp.com.
To sign up for investor email alerts please visit: http://www.b2i.us/irpass.asp?BzID=1448&to=ea&s=0
Cautionary Notice: This press release contains forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws. Such forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to them. The Company has no obligation to update such forward-looking statements. Actual results may vary significantly from these forward-looking statements based on a variety of factors. These risks and uncertainties include, but are not limited to, the Company’s future financial performance, business prospects, ability to win new contracts, the performance under existing contracts, the timing of completion of projects, ability to secure bonding, ability to secure labor in markets where it does not have a labor force, performance of subcontractors and the ability to collect accounts receivable. In addition, there can be no assurance that the actions taken or to be taken by the Company as described herein will result in increased revenues. Other important factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 in the section entitled ``Risk Factors.’’
Contact:
Home Solutions of America, Inc.
Matt Kreps
214-623-8486